EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-49958, 333-74006, 333-101093, 333-110371, 333-112367, 333-122977, 333-128461, 333-130074 and 333-135453) and on Form S-8 (File Nos. 333-80839, 333-42068, 333-106430 and 333-120802) of The Goldman Sachs Group, Inc. of our report dated January 24, 2008 relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of this Form 10-K. We also consent to the incorporation by reference in such Registration Statements of our report dated January 24, 2008 relating to Selected Financial Data, which appears in Exhibit 99.1 of this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
January 28, 2008